Exhibit 10.1

SIRONA DENTAL SYSTEMS, INC.

EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

AGREEMENT, made as of the      day of December, 2009, between SIRONA DENTAL SYSTEMS, INC. (the “Company”) and                      (the “Employee”), pursuant to the Sirona Dental Systems, Inc. Equity Incentive Plan (the “Plan”).

1. Restricted Stock Unit Award. The Company hereby grants to the Employee a restricted stock unit award under the Plan, consisting of the right to receive              shares of the Company’s common stock (“Shares”) upon the terms and conditions set forth in this Agreement.

2. Vesting Conditions; Forfeiture. Except as otherwise provided by the Plan, the Employee’s right to receive the Shares shall become vested in three equal annual increments, beginning on the second anniversary of the date hereof, subject to the Employee’s continuous employment or other service with the Company or any of its subsidiaries through the applicable vesting date. Upon the termination of the Employee’s employment or other service with the Company and its subsidiaries, the Employee’s right to receive Shares covered by this Agreement, to the extent not previously vested, will thereupon terminate and be canceled.

Issuance of Shares; Rights as a Shareholder.

(a) General. If and as soon as practicable after the Employee’s right to receive any Shares becomes vested in accordance with the provisions hereof, the Company will cause such Shares to be issued and delivered in certificated or electronic form to the Employee, subject to the satisfaction of any applicable tax withholding requirements. Notwithstanding the foregoing, delivery of the vested Shares (a) may be deferred by the Company until as late as March 15 of the calendar year next following the calendar year in which the Shares become vested so as, to among other things, ensure that Shares are delivered during an open trading period with respect to the Company’s common stock; and (b) shall be deferred until such later time as may be specified in a separate written deferral agreement made between the parties in compliance with Section 409A of the Internal Revenue Code of 1986.

(b) Tax Withholding. The Company shall require as a condition of the issuance of vested Shares under this Agreement that the Employee remit to the Company an amount sufficient in the opinion of the Company to satisfy any US or non-US tax withholding requirements, including federal, state and other governmental tax withholding requirements, attributable to the vesting or issuance and delivery of the Shares. In addition, or in the alternative, the Company, acting in its discretion, may satisfy such tax withholding obligation (to the minimum required extent) in whole or in part by withholding Shares that would otherwise be delivered to the Employee based upon the fair market value of the Shares on the applicable date or, alternatively, the Company may permit the withholding requirement to be satisfied pursuant to a broker-facilitated arrangement involving the sale of a number of Shares sufficient to satisfy the withholding obligation.

(c) Rights as a Shareholder. The Employee shall have no voting or other rights of a shareholder with respect to the Shares unless and until such Shares are issued to the Employee in accordance with the provisions hereof.

4. Restrictions on Transfer. The Employee’s right to receive Shares under this Agreement may not be sold, assigned, transferred, pledged or otherwise alienated or disposed of (except by will or the laws of descent and distribution), and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.

5. No Other Rights Conferred. Nothing contained herein shall be deemed to give the Employee a right to be retained in the employ or other service of the Company or any of its subsidiaries or affect the right of the Company and its subsidiaries to terminate or amend the terms and conditions of the Employee’s employment.

6. Provisions of the Plan Control. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof.

7. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

8. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.

9. Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.

SIRONA DENTAL SYSTEMS, INC.

By:

Employee